Exhibit 23M

                   PLAN OF DISTRIBUTION PURSUANT TO RULE 12B-1

                           Adopted February ___, 2001

                                    RECITALS

     1. BRASS FUNDS, INC., a corporation organized under the laws of the State of Maryland (the "Company") is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act").

     2. The Company operates as a "series company" within the meaning of Rule 18f-2 under the Act and is authorized to issue shares of beneficial interest in various series (collectively the "Funds"). The Company, by virtue of such arrangement, may be deemed to act as a distributor of its shares as provided in Rule 12b-1 under the Act and desires to adopt a Plan pursuant to such Rule (the "Plan").

     3. Funds of the Company may utilize Fund assets to pay for sales or promotional services or activities that have been or will be provided in connection with distribution of shares of the Funds if such payments are made pursuant to a Plan adopted and continued in accordance with Rule 12b-1 under the Act. The Company currently offers the following series ("Funds"):

     The BRASS High Yield Tax Exempt Fund (the "Fund")

     4. The Company is further authorized to issue various Classes of shares within each series. The Company has authorized the classification of the following Classes of shares for each Fund of the Company:

o    Class A shares, with a front-end sales load;
o    No-Load shares, with no sales charges or ongoing fees.

     5. The Directors as a whole, and the Directors who are not interested persons of the Company (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreements relating to it (the "Qualified Directors"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Funds and their shareholders, and have approved the Plan by votes cast in person at a meeting called for the purpose of voting on this Plan and agreements related thereto.

     6. The shareholder(s) of each Class of Shares affected by this Plan have approved the Plan.

                                 PLAN PROVISIONS

SECTION 1.  EXPENDITURES
------------------------

     (a) PURPOSES. Each Fund's assets may be utilized to pay for promotional services related to the distribution of Fund shares, including personal services provided to prospective and existing Fund shareholders, which include the costs of: printing and distribution of prospectuses and promotional materials; making slides and charts for presentations; assisting shareholders and prospective investors in understanding and dealing with the Fund; and travel and out-of-pocket expenses (e.g. copy and long distance telephone charges) related thereto.

     (b) AMOUNTS. Each Fund will pay to BRASS Management & Research, Ltd. (the "Adviser"), or others at the direction of the Adviser, a monthly servicing and distribution fee at an annual rate of 0.25% of each Fund's net assets, on Class A, shares. The Adviser shall utilize such fees to pay for sales and promotional services related to the distribution of Fund shares, including personal services provided to prospective and existing Fund shareholders.

SECTION 2.  TERM AND TERMINATION
--------------------------------

     (a) INITIAL TERM.   This Plan shall  become  effective on February 15, 2001
and shall continue in effect for a period of one year thereafter unless terminated or otherwise continued or discontinued as provided in this Plan.

     (b) CONTINUATION OF THE PLAN. The Plan and any related agreements shall continue in effect for periods of one year thereafter for so long as such continuance is specifically approved at least annually by votes of a majority of both (a) the Directors of the Company and (b) the Qualified Directors, cast in person at a meeting called for the purpose of voting on this Plan and such related agreements.

     (c) TERMINATION OF THE PLAN. This Plan may be terminated as to any Class of shares at any time by vote of a majority of the Qualified Directors, or by vote of a majority of the outstanding voting securities of Class of shares of the Fund affected thereby.

SECTION 3.  AMENDMENTS
----------------------

     This Plan may not be amended to increase materially the amount of distribution expenditures provided for in Section 1 hereof unless such amendment is approved by a vote of the majority of the outstanding voting securities of the Funds, and no material amendment to the Plan shall be made unless approved in the manner provided for annual renewal in Section 2(b) hereof.

SECTION 4.  INDEPENDENT DIRECTORS
---------------------------------

     While this Plan is in effect with respect to the Funds, the selection and nomination of Directors who are not interested persons of the Company (as defined in the Act) shall be committed to the discretion of the Directors who are not interested persons.

SECTION 5.  QUARTERLY REPORTS
-----------------------------

     The Treasurer of the Company shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts accrued and the amounts expended under this Plan for distribution, along with the purposes for which such expenditures were made.

SECTION 6.  RECORDKEEPING
-------------------------

     The Company shall preserve copies of this Plan and any related agreements and all reports made pursuant to Section 5 hereof, for a period of not less than six years from the date of this Plan, the agreements or such report, as the case may be, the first two years in an easily accessible place.

SECTION 7.  AGREEMENTS RELATED TO THIS PLAN
-------------------------------------------

     Agreements with persons providing distribution services to be paid for or reimbursed under this Plan shall provide that:

     (a) the agreement will continue in effect for a period of one year and will continue thereafter only if specifically approved by vote of a majority of the Directors of the Company;

     (b) the agreement may be terminated at any time, without payment of any penalty, by vote of a majority of (i) the Qualified Directors or (ii) the outstanding voting securities of the Fund, on not more than sixty (60) days' written notice to any other party to the agreement;

     (c) the agreement will terminate automatically in the event of an assignment; and

     (d) in the event the agreement is terminated or otherwise discontinued, no further payments will be made by the Fund after the effective date of such action.

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